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                     April 25, 2024

       Joseph Otting
       Chief Executive Officer
       New York Community Bancorp, Inc.
       102 Duffy Avenue
       Hicksville, New York 11801

                                                        Re: New York Community
Bancorp, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 4, 2024
                                                            File No. 001-31565

       Dear Joseph Otting:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance
       cc:                                              Sven Mickisch, Esq.